EXHIBIT 10.1

AMENDMENT OF DIRECTORS COMPENSATION PROGRAMS

On October 5, 2007, the Company’s Board of Directors approved amendments to the level of compensation for serving as a non-employee Director (“Outside Director”). These amendments were made retroactive to June 1, 2007, the beginning of the Company’s current fiscal year.

For serving as a director of the Company, each Outside Director is paid a $1,500 fee for each Board meeting attended in person or by telephone and monthly compensation of $500 if he also serves on any Board committee or $1,000 if he does not serve on any committee. The Chair of the Audit Committee receives $3,500 for each Audit Committee meeting attended in person or by telephone, and other members of the Audit Committee receive $2,500. Members of the Nominating Committee receive a $500 fee and members of the Compensation Committee receive a $1,000 fee for each committee meeting attended in person or by telephone. The Company also reimburses travel and lodging expenses incurred in connection with attending meetings of the Board and its committees.